    Exhibit 99.1
8x8, Inc. Reports Record Revenue in First Quarter of Fiscal Year 2027
•Fifth consecutive quarter of year-over-year revenue growth
•Record service revenue of $185 million and total revenue of $190 million
•Adoption of AI solutions accelerates as customers use AI Studio to build a wide variety of AI agents
CAMPBELL, Calif., August 4, 2026 – 8x8, Inc. (NASDAQ: EGHT), a leading global business communications platform provider, today reported financial results for the first quarter of fiscal year 2027 ended June 30, 2026.
"We delivered a strong start to fiscal 2027, exceeding our guidance for revenue, non-GAAP operating margin and operating cash flow, while continuing to build momentum across the business," said Samuel Wilson, Chief Executive Officer at 8x8, Inc. "Organizations are looking for practical ways to use AI to improve customer experiences and employee productivity without adding complexity. Our strategy has been to build a unified platform that brings together communications, customer engagement and AI, making it easier for customers to achieve those outcomes. We are encouraged by the progress we are seeing across the business and remain focused on disciplined execution to drive long-term growth and shareholder value."
First Quarter of Fiscal 2027 Financial Results:
•Total revenue increased 5% to $190.2 million, compared to $181.4 million in the first quarter of fiscal 2026.
•Service revenue increased 5% to $185.3 million, compared to $176.3 million in the first quarter of fiscal 2026.
•GAAP gross margin was 61%, compared to 66% in the first quarter of fiscal 2026.
•Non-GAAP gross margin was 62%, compared to 68% in the first quarter of fiscal 2026.
•GAAP operating income was $4.4 million, compared to $0.6 million in the first quarter of fiscal 2026.
•Non-GAAP operating income was $18.9 million, compared to $16.3 million in the first quarter of fiscal 2026.
•GAAP net loss was $1.2 million, compared to $4.3 million in the first quarter of fiscal 2026.
•Non-GAAP net income was $13.6 million, compared to $10.7 million in the first quarter of fiscal 2026.
•Cash provided by operating activities was $17.0 million for the first quarter of fiscal 2027, compared to $11.9 million in the first quarter of fiscal 2026.
•Cash, cash equivalents, and restricted cash were $92.3 million on June 30, 2026, compared to $95.0 million at the end of fiscal 2026. The balance on June 30, 2026 reflects a $14.5 million principal payment on the 2024 Term Loan made during the first quarter of fiscal 2027.
•Total principal amount of debt outstanding on June 30, 2026 was $309.4 million, compared to $323.9 million at the end of fiscal 2026.
A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures and other information relating to non-GAAP measures is included in the supplemental reconciliation at the end of this release.

Recent Business Highlights:
Platform Innovation Highlights
8x8 continued to focus on delivering enterprise-grade intelligence and automation to the entire organization, with new capabilities added to the 8x8 Platform for CX, including:
•8x8 Pulse, available now for select 8x8 customers, to capture and index interactions across calls, meetings, emails, and support tickets, making conversation data searchable and actionable across the organization.
•8x8 Resolve, available now for select 8x8 customers, is a new critical communications solution that delivers incident and emergency alerts to frontline workforces through the 8x8 Platform for CX, eliminating the need for separate alerting tools.
•8x8 AI Routing, available now for select 8x8 customers, to dynamically match customers to the best-qualified expert across the organization and use interaction data, including transcripts, sentiment, and historical patterns, to automate skills configuration, eliminating months of manual setup and stale profiles.
•Support for multiple AI models, voice-powered agent building, and one-click connectors to third-party business applications in 8x8 AI Studio, enabling teams to deploy AI agents without additional vendors or custom development.
•The new 8x8 App Store that provides self-serve capability extensions, including AI Studio and 8x8 Workforce Management.
•A native integration with Synthflow that extends AI voice capabilities for joint customers within the existing platform.
•Automated assistive quality evaluations and enhanced forecasting and scheduling 8x8 Workforce Management, available at no additional cost to existing 8x8 Contact Center customers.
Industry Recognition
•Named Best Communications Provider Enterprise and recognized as the Women in Telecoms Champion in the Comms Council UK 2026 Awards.
•Won the Retail Systems 2026 Awards in the Contact Centre and Digital Service Innovation category.
•8x8 Work named a winner in TMCNet’s 2026 Unified Communications Product of the Year Awards.
•8x8 Contact Center was named a winner in CUSTOMER Magazine’s 2026 Contact Center Technology Awards.
•Recognized in the 2026 Gartner® Magic Quadrant™ for Unified Communications as a Service.
•Recognized as a Leader in the Metrigy CCaaS MetriRank 2026.
Leadership Updates
•Appointed Colleen Martin-Garcia as Senior Vice President and Chief Accounting Officer, overseeing the global accounting organization, including financial close and reporting, revenue, payroll and equity, and treasury functions across the U.S., EMEA, and APAC regions.
Second Quarter and Fiscal 2027 Financial Outlook
Management provides expected ranges for selected financial and operating metrics based on its evaluation of the current business environment. The Company emphasizes that these expectations are subject to various important cautionary factors referenced in the section entitled "Caution Concerning Forward-Looking Statements" below.
"We continue to execute against a financial model designed to support long-term value creation," said Kevin Kraus, Chief Financial Officer at 8x8, Inc. "As customers increasingly adopt our usage-based communications and AI solutions, revenue mix will continue to evolve. While those offerings carry a different gross margin profile than SaaS software subscriptions, they also expand our market opportunity and contribute meaningful operating profit and cash flow as they scale. Our focus remains on growing operating income dollars, generating cash and allocating capital with discipline."

Second Quarter of Fiscal 2027 Ending September 30, 2026
•Service revenue in the range of $180 million to $185 million.
•Total revenue in the range of $185 million to $190 million.
•Non-GAAP gross margin in the range of approximately 60.5% to 61.5%.
•Non-GAAP operating margin in the range of approximately 8.0% to 9.0%.
•Interest expense of approximately $3.9 million.
•Cash interest of approximately $5.9 million.
•Non-GAAP net income per share, diluted, in the range of $0.07 to $0.08, based on a fully-diluted weighted-average share count of approximately 149 million shares.
•Cash flow from operations in the range of $9 million to $11 million.
Fiscal Year 2027 Ending March 31, 2027
•Service revenue in the range of $725 million to $745 million.
•Total revenue in the range of $745 million to $765 million.
•Non-GAAP gross margin in the range of 60.5% to 61.5%.
•Non-GAAP operating margin in the range of 8.8% to 9.8%.
•Non-GAAP net income per share, diluted, in the range of $0.33 to $0.38, based on a fully-diluted weighted-average share count of approximately 150 million shares.
•Cash flow from operations in the range of $45 million to $52 million.
The Company does not reconcile its forward-looking estimates of non-GAAP gross margin to the corresponding GAAP measure of GAAP gross margin, non-GAAP operating margin to the corresponding GAAP measure of GAAP operating margin or non-GAAP net income per share, basic and diluted, to the corresponding GAAP measure of GAAP net income (loss) per share due to the significant variability of, and difficulty in making accurate forecasts and projections with regards to, the various expenses excluded by these metrics. For example, future hiring and employee turnover may not be reasonably predictable, stock-based compensation expense depends on variables that are largely not within the control of nor predictable by management, such as the market price of 8x8 shares, and may also be significantly impacted by events like acquisitions, the timing and nature of which are difficult to predict with accuracy. The actual amounts of these excluded items could have a significant impact on the Company's GAAP gross margin, GAAP operating margin and GAAP net income (loss) per share, basic and diluted. Accordingly, management believes that reconciliations of these forward-looking non-GAAP financial measures to their corresponding GAAP measures are not available without unreasonable effort. See the "Explanation of GAAP to Non-GAAP Reconciliation" below for the definition of non-GAAP operating margin and non-GAAP net income per share, basic and diluted.
Conference Call Information:
Management will host a conference call to discuss earnings results on August 4, 2026 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call is expected to last approximately 60 minutes. Participants may:
•Register to participate in the live call at https://register-conf.media-server.com/register/BIf18cb0ada2f94e8c8a55095f5670b608
•Access the live webcast and replay from the Company’s investor relations events and presentations page at https://www.investors.8x8.com/news-events/events-presentations.
Participants should plan to dial in or log on 10 minutes prior to the start time. The webcast will be archived on 8x8's website for a period of at least 30 days. For additional information, visit https://www.investors.8x8.com/.
About 8x8 Inc.
8x8, Inc. (NASDAQ: EGHT) connects people and organizations through seamless communication on one of the industry's most integrated platforms for Customer Experience – combining Contact Center, Unified Communications, and CPaaS solutions. The 8x8® Platform for CX integrates AI to enable personalized customer journeys, drive operational excellence and insights, and facilitate team collaboration. As a business communications leader, the company helps customer experience and IT leaders around the world become the heartbeat of their organizations, empowering them to unlock the potential of every interaction. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, X, and Facebook.
Copyright 2026 8x8, Inc. 8x8, Engage and associated brand assets are trademarks of 8x8, Inc. All rights reserved. GARTNER and PEER INSIGHTS are registered trademarks and service marks of Gartner, Inc. and/or its affiliates. All rights reserved.

Caution Concerning Forward-Looking Statements:
This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: changing industry trends; market opportunities; the potential success and impact of our investments in artificial intelligence ("AI") technologies; our ability to drive increased platform and multi-product adoption; our ability to increase profitability and cash flow; our position in the market and the direction of our innovation; the expected capabilities, availability and customer reception of our products and services; and our financial outlook, revenue growth, and profitability.
You should not place undue reliance on such forward-looking statements. Actual results could differ materially from those projected in forward-looking statements depending on a variety of factors, including, but not limited to: customer adoption and demand for our products may be lower than we anticipate; the impact of economic downturns on us and our customers; ongoing volatility and conflict in the political environment; general inflationary pressures; competitive dynamics of the cloud communication and collaboration markets in which we compete, as well as our competitors' use of AI, may change in ways we are not anticipating; third parties may assert ownership rights in our IP, which may limit or prevent our continued use of the core technologies behind our solutions; our customer churn rate may be higher than we anticipate; and our investments in new products and acquisitions may not generate the revenue or efficiencies that we expect. As a result, we could fail to meet the revenue or operating margin targets we forecast in our guidance, for a particular quarter or for the full fiscal year.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8 files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8 undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
Explanation of GAAP to Non-GAAP Reconciliation
The Company has provided in this release financial information that has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Management uses these Non-GAAP financial measures internally to understand, manage, and evaluate the business, and to make operating decisions. Management believes they are useful to investors, as a supplement to GAAP measures, in evaluating the Company's ongoing operational performance. Management also believes that some of 8x8’s investors use these Non-GAAP financial measures as an additional tool in evaluating 8x8's "core operating performance" in the ordinary, ongoing, and customary course of the Company's operations. Core operating performance excludes items that are non-cash, not expected to recur, or not reflective of ongoing financial results. Management also believes that looking at the Company’s core operating performance provides consistency in period-to-period comparisons and trends.
These Non-GAAP financial measures may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies, which limits the usefulness of these measures for comparative purposes. Management recognizes that these Non-GAAP financial measures have limitations as analytical tools, including the fact that management must exercise judgment in determining which types of items to exclude from the Non-GAAP financial information. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these Non-GAAP financial measures to their most directly comparable GAAP financial measures in the table titled "Reconciliation of GAAP to Non-GAAP Financial Measures". Detailed explanations of the adjustments from comparable GAAP to Non-GAAP financial measures are as follows:

Non-GAAP Costs of Revenue, Costs of Service Revenue and Costs of Other Revenue
Non-GAAP Costs of Revenue includes: (i) Non-GAAP Cost of Service Revenue, which is Cost of Service Revenue excluding amortization of intangible assets, stock-based compensation expense and related employer payroll taxes, transaction-related costs, and certain severance, transition and contract exit costs; and (ii) Non-GAAP Cost of Other Revenue, which is Cost of Other Revenue excluding stock-based compensation expense and related employer payroll taxes, and certain severance, transition and contract exit costs.
Non-GAAP Service Revenue Gross Margin, Other Revenue Gross Margin, and Total Revenue Gross Margin
Non-GAAP Service Revenue Gross Profit and Margin as a percentage of Service Revenue and Non-GAAP Other Revenue Gross Profit and Margin as a percentage of Other Revenue are computed as Service Revenue less Non-GAAP Cost of Service Revenue divided by Service Revenue and Other Revenue less Non-GAAP Cost of Other Revenue divided by Other Revenue, respectively. Non-GAAP Total Revenue Gross Profit and Margin as a percentage of Total Revenue is computed as Total Revenue less Non-GAAP Cost of Service Revenue and Non-GAAP Cost of Other Revenue divided by Total Revenue. Management believes the Company’s investors benefit from understanding these adjustments and from an alternative view of the Company’s Cost of Service Revenue and Cost of Other Revenue, as well as the Company's Service, Other and Total Revenue Gross Margin performance compared to prior periods and trends.
Non-GAAP Operating Profit and Non-GAAP Operating Margin
Non-GAAP Operating Profit excludes: amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, transaction-related costs, certain legal and regulatory costs, and certain severance, transition and contract exit costs from Operating Profit. Non-GAAP Operating Margin is Non-GAAP Operating Profit divided by Revenue. Management believes that these exclusions provide investors with a supplemental view of the Company’s ongoing operating performance.
Non-GAAP Net Income and Adjusted EBITDA
Non-GAAP Net Income excludes: amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, transaction-related costs, certain legal and regulatory costs, certain severance, transition and contract exit costs, amortization of debt discount and issuance cost, loss on debt extinguishment, gain on remeasurement of warrants, other income and income tax expense effects. Adjusted EBITDA excludes interest expense, provision for income taxes, depreciation, amortization of capitalized internal-use software costs, and other expense (income), net from non-GAAP net income. Management believes the Company’s investors benefit from understanding these adjustments and an alternative view of our net income performance as compared to prior periods and trends.
Non-GAAP Net Income Per Share – Basic and Non-GAAP Net Income Per Share - Diluted
Non-GAAP Net Income Per Share – Basic is Non-GAAP Net Income divided by the weighted-average basic shares outstanding. Non-GAAP Net Income Per Share – Diluted is Non-GAAP Net Income divided by the weighted-average diluted shares outstanding. Diluted shares outstanding include the effect of potentially dilutive securities from stock-based benefit plans and convertible senior notes. These potentially dilutive securities are excluded from the computation of net loss per share attributable to common stockholders on a GAAP basis because the effect would have been anti-dilutive. Stock-based benefit plans are added for the computation of diluted net income per share on a non-GAAP basis in periods when 8x8 has net profit on a non-GAAP basis as their inclusion provides a better indication of 8x8’s underlying business performance. Management believes the Company’s investors benefit by understanding our Non-GAAP net income performance as reflected in a per share calculation as ways of measuring performance by ownership in the Company. Management believes these adjustments offer investors a useful view of the Company’s diluted net income per share as compared to prior periods and trends.

Management evaluates and makes decisions about the Company's business operations based on Non-GAAP financial information by excluding items management does not consider to be “core costs” or “core proceeds.” Management believes some investors also evaluate our "core operating performance" as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Management excludes the amortization of acquired intangible assets, which primarily represents a non-cash expense of technology and/or customer relationships already developed, to provide a supplemental way for investors to compare the Company’s operations pre-acquisition to those post-acquisition and to those of our competitors that have pursued internal growth strategies. Stock-based compensation expense has been excluded because it is a non-cash expense and relies on valuations based on future conditions and events, such as the market price of 8x8 common stock, that are difficult to predict and/or largely not within the control of management. The related employer payroll taxes for stock-based compensation are excluded since they are incurred only due to the associated stock-based compensation expense. Transaction-related costs consist of external and incremental costs resulting directly from merger and acquisition and strategic investment activities such as legal and other professional services, due diligence, integration, transaction and other closing costs, which are costs that vary significantly in amount and timing. Legal and regulatory costs include litigation and other professional services, as well as certain tax and regulatory liabilities. Severance, transition and contract exit costs include employee termination benefits, executive severance agreements, and cancellation of certain contracts. Debt amortization expenses relate to the non-cash accretion of the debt discount. A loss on debt extinguishment relates to the prepayment of the Company's debt and is primarily due to the write-off of unamortized debt discount and issuance costs. Gains and losses on the remeasurement of warrants are due to changes in the fair value of the Company's detachable warrant liability.
8x8, Inc.
Media:
PR@8x8.com
Investor Relations:
Investor.relations@8x8.com

8X8, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,
	2026	2025
Service revenue	$185,346	$176,308
Other revenue	4,824	5,053
Total revenue	190,170	181,361
Cost of service revenue	67,635	53,822
Cost of other revenue	6,164	7,099
Total cost of revenue	73,799	60,921
Gross profit	116,371	120,440
Operating expenses:
Research and development	28,406	28,364
Sales and marketing	58,750	68,184
General and administrative	24,836	23,327
Total operating expenses	111,992	119,875
Income from operations	4,379	565
Interest expense	(4,179)	(3,968)
Other income (expense), net	(408)	364
Loss before provision for income taxes	(208)	(3,039)
Provision for income taxes	992	1,276
Net loss	$(1,200)	$(4,315)
Net loss per share:
Basic and diluted	$(0.01)	$(0.03)
Weighted average number of shares:
Basic and diluted	141,973	134,809
Comprehensive income (loss)
Net loss	$(1,200)	$(4,315)
Foreign currency translation adjustment	99	6,258
Comprehensive income (loss)	$(1,101)	$1,943

8X8, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	June 30, 2026	March 31, 2026
ASSETS
Current assets:
Cash and cash equivalents	$90,595	$93,260
Restricted cash	1,707	1,702
Accounts receivable, net	70,428	57,004
Deferred contract acquisition costs	23,174	25,193
Other current assets	37,809	32,650
Total current assets	223,713	209,809
Property and equipment, net	44,552	45,821
Operating lease, right-of-use assets	28,184	26,672
Intangible assets, net	53,776	57,589
Goodwill	276,408	276,372
Deferred contract acquisition costs, non-current	34,235	34,562
Other assets, non-current	11,938	11,996
Total assets	$672,806	$662,821

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,121	$36,714
Accrued and other liabilities	92,065	69,867
Operating lease liabilities	10,693	10,357
Deferred revenue	35,334	36,699
Term loan, current	37,277	39,218
Total current liabilities	213,490	192,855
Operating lease liabilities, non-current	39,473	39,100
Deferred revenue, non-current	247	181
Convertible senior notes, non-current	200,091	199,830
Term loan, non-current	69,985	82,431
Other liabilities, non-current	1,703	1,815
Total liabilities	524,989	516,212
Stockholders' equity:
Preferred stock: $0.001 par value, 5,000 shares authorized, none issued and outstanding as of June 30, 2026 and March 31, 2026, respectively	—	—
Common stock: $0.001 par value, 300,000 shares authorized, 143,970 shares and 141,164 shares issued and outstanding at June 30, 2026 and March 31, 2026, respectively	144	141
Additional paid-in capital	1,041,051	1,038,745
Accumulated other comprehensive loss	(6,105)	(6,204)
Accumulated deficit	(887,273)	(886,073)
Total stockholders' equity	147,817	146,609
Total liabilities and stockholders' equity	$672,806	$662,821

8X8, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(1,200)	$(4,315)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,410	1,690
Amortization of intangible assets	3,835	3,501
Amortization of capitalized internal-use software costs	2,856	2,673
Amortization of debt discount and issuance costs	330	336
Amortization of deferred contract acquisition costs	7,051	8,956
Allowance for credit losses	607	290
Operating lease expense, net of accretion	2,595	2,854
Stock-based compensation expense	4,055	6,352
Loss on debt extinguishment	44	81
Gain on remeasurement of warrants	(71)	(209)
Other	188	(368)
Changes in assets and liabilities:
Accounts receivable, net	(14,407)	(9,503)
Deferred contract acquisition costs	(4,611)	(4,471)
Other current and non-current assets	(9,273)	(2,997)
Accounts payable and accrued liabilities	24,979	3,347
Deferred revenue	(1,354)	3,656
Net cash provided by operating activities	17,034	11,873
Cash flows from investing activities:
Purchases of property and equipment	(694)	(377)
Capitalized internal-use software costs	(2,225)	(4,039)
Payments for other investing activities	(229)	—
Net cash used in investing activities	(3,148)	(4,416)
Cash flows from financing activities:
Repurchase of common stock	—	(1,848)
Repayment of principal on term loan	(14,500)	(15,000)
Other financing activities	(1,684)	(489)
Net cash used in financing activities	(16,184)	(17,337)
Effect of exchange rate changes on cash	(362)	2,788
Net decrease in cash and cash equivalents	(2,660)	(7,092)
Cash, cash equivalents and restricted cash, beginning of year	94,962	89,324
Cash, cash equivalents and restricted cash, end of period	$92,302	$82,232

8X8, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	June 30, 2026		June 30, 2025
Cost of Revenue:
GAAP cost of service revenue (as a percentage of service revenue)	$67,635	36.5%	$53,822	30.5%
Amortization of acquired intangible assets	(514)		(507)
Stock-based compensation expense and related employer payroll taxes	(201)		(582)
Transaction-related costs	(33)		—
Severance, transition and contract exit costs	91		(944)
Non-GAAP cost of service revenue (as a percentage of service revenue)	$66,978	36.1%	$51,789	29.4%
GAAP service revenue gross profit (as a percentage of service revenue)	$117,711	63.5%	$122,486	69.5%
Non-GAAP service revenue gross profit (as a percentage of service revenue)	$118,368	63.9%	$124,519	70.6%

GAAP cost of other revenue (as a percentage of other revenue)	$6,164	127.8%	$7,099	140.5%
Stock-based compensation expense and related employer payroll taxes	(84)		(147)
Severance, transition and contract exit costs	(105)		(353)
Non-GAAP cost of other revenue (as a percentage of other revenue)	$5,975	123.9%	$6,599	130.6%
GAAP other revenue gross loss (as a percentage of other revenue)	$(1,340)	(27.8)%	$(2,046)	(40.5)%
Non-GAAP other revenue gross loss (as a percentage of other revenue)	$(1,151)	(23.9)%	$(1,546)	(30.6)%

GAAP gross profit (as a percentage of total revenue)	$116,371	61.2%	$120,440	66.4%
Non-GAAP gross profit (as a percentage of total revenue)	$117,217	61.6%	$122,973	67.8%

Operating Profit:
GAAP income from operations (as a percentage of total revenue)	$4,379	2.3%	$565	0.3%
Amortization of acquired intangible assets	3,835		3,501
Stock-based compensation expense and related employer payroll taxes	4,305		6,909
Transaction-related costs	2,517		—
Legal and regulatory costs	566		835
Severance, transition and contract exit costs	3,285		4,523
Non-GAAP operating profit (as a percentage of total revenue)	$18,887	9.9%	$16,333	9.0%

Net Income (Loss):
GAAP net loss (as a percentage of total revenue)	$(1,200)	(0.6)%	$(4,315)	(2.4)%
Amortization of acquired intangible assets	3,835		3,501
Stock-based compensation expense and related employer payroll taxes	4,305		6,909
Transaction-related costs	2,517		—
Legal and regulatory costs	566		835
Severance, transition and contract exit costs	3,285		4,523
Amortization of debt discount and issuance cost	330		336
Loss on debt extinguishment	44		81
Gain on warrants remeasurement	(71)		(209)
Other income (1)	—		(926)
Income tax expense effects, net (2)	—		—
Non-GAAP net income (as a percentage of total revenue)	$13,611	7.2%	$10,735	5.9%
Interest expense(3)	3,849		4,558
Provision for income taxes	992		1,276
Depreciation	1,410		1,690
Amortization of capitalized internal-use software costs	2,856		2,673
Other expense (income), net	435		(236)
Adjusted EBITDA (as a percentage of total revenue)	$23,153	12.2%	$20,696	11.4%

Shares used in computing net income (loss) per share amounts:
Basic	141,973		134,809
Diluted	147,065		138,569
GAAP net loss per share - Basic and diluted	$(0.01)		$(0.03)
Non-GAAP net income per share - Basic	$0.10		$0.08
Non-GAAP net income per share - Diluted	$0.09		$0.08
(1) Amount includes capitalized interest related to property, plant and equipment from general borrowing costs during the three months ended June 30, 2025.
(2) Non-GAAP adjustments do not have a material impact on our federal income tax provision due to past non-GAAP losses.
(3) Amounts represent contractual interest expense related to our outstanding debt and does not include capitalized interest and amortization of debt discount and issuance costs.